Exhibit 99.1

SUNRUN ANNOUNCES EXECUTIVE RETIREMENT

SAN FRANCISCO – December 8, 2015 – Sunrun (Nasdaq: RUN) today announced that Tom Holland, President, has announced his planned retirement from Sunrun later this year.

“It has been a tremendous experience to work with Sunrun’s founders to build a great management team and drive Sunrun’s hyper growth over the last few years,” said Tom Holland, president of Sunrun. “Sunrun’s mission to create a planet run by the sun by bringing solar to homeowners across America is so inspirational. We are at the beginning of a major revolution in the U.S. energy market, and Sunrun is poised to lead that revolution.”

“We appreciate Tom’s leadership in helping drive Sunrun’s growth,” said Lynn Jurich, chief executive officer of Sunrun. “Under Tom, our business platform has expanded significantly. I have appreciated partnering with Tom these last two years and for the vision and drive he brought to the business. Sunrun is well situated to carry this forward to seize the immense market opportunity presented by residential solar.”

Tom joined Sunrun in 2013 as chief operating officer and was appointed to the role of president in February 2014. Sunrun does not have plans to replace the position.

About Sunrun

Sunrun (NASDAQ:RUN) is the largest dedicated residential solar company in the United States with a mission to create a planet run by the sun. Since establishing the solar as a service model in 2007, Sunrun continues to lead the industry in providing clean energy to homeowners with little to no upfront cost and at a savings to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the solar panels on a homeowner’s roof, while families receive predictable pricing for 20 years or more. For more information please visit: www.sunrun.com.

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Sunrun Media Contact

Andrew Pontti

apontti@sunrun.com

415-580-6900 x6529

SOURCE: Sunrun